UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2011

OCLARO, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-30684	20-1303994
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2560 Junction Avenue, San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 383-1400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 2, 2006, Oclaro, Inc., as the “Company” or “Parent”, along with Oclaro Technology Ltd., Oclaro Photonics, Inc. and Oclaro Technology, Inc., each a wholly-owned subsidiary of the Company (collectively the “Original Borrowers”), entered into a credit agreement, or the “Original Credit Agreement”, with Wells Fargo Capital Finance, Inc. and certain other lenders, which Original Credit Agreement has previously been amended from time to time.

On July 26, 2011, Oclaro Technology Ltd., as “Borrower”, and Oclaro, Inc., as Parent, entered into an amendment and restatement to the Original Credit Agreement, or the “Credit Agreement”, with Wells Fargo Capital Finance, Inc. and the other lenders regarding the senior secured revolving credit facility, increasing the facility size from $25 million to $45 million and extending the term thereof to August 1, 2014. Under the Credit Agreement, advances are available based on 80 percent of “qualified accounts receivable,” as defined in the Credit Agreement.

The obligations of the Borrower under the Credit Agreement are guaranteed by Parent and all significant subsidiaries of Parent and Borrower (collectively, the “Guarantors”), and are secured, pursuant to two security agreements (the “Security Agreements”), by substantially all of the assets of Borrower and Guarantors, including a pledge of the capital stock holdings of the Borrower and certain Guarantors in their direct subsidiaries.

Borrowings made under the Credit Agreement bear interest at a rate based on either the London Interbank Offered Rate plus 2.50 percentage points or the bank’s prime rate plus 1.50 percentage points. In the absence of an event of default, any amounts outstanding under the Credit Agreement may be repaid and re-borrowed at any time until maturity, which is August 1, 2014.

The obligations of the Borrower under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, a cross-default related to indebtedness in an aggregate amount of $2.0 million or more, bankruptcy and insolvency related defaults, defaults relating to such matters as the Employee Retirement Income Security Act and certain judgments in excess of $2.0 million and a change of control default. The Credit Agreement contains negative covenants applicable to Parent, Borrower and their subsidiaries, including a financial covenant that, on a consolidated basis, requires Parent to maintain a minimum fixed charge coverage ratio of no less than 1.10 to 1.00, if Parent and its subsidiaries have not maintained “minimum liquidity” (defined as $15 million of qualified cash and excess availability, each as defined in the Credit Agreement). The Credit Agreement also contains restrictions on liens, certain investments, indebtedness, fundamental changes to the Borrower’s business, certain dispositions of property, making certain restricted payments (including restrictions on dividends and stock repurchases), entering into new lines of business and transactions with affiliates.

In connection with the Credit Agreement, the Company paid a closing fee of $250,000 and agreed to pay a monthly servicing fee of $3,000 and a variable unused line fee equal to between 0.375 and 0.50 percentage points per annum, payable monthly on the unused amount of revolving credit commitments. To the extent there are letters of credit outstanding under the Credit Agreement, the Borrower is obligated to pay the administrative agent a letter of credit fee at a rate equal to 3.3 percentage points per annum.

The foregoing descriptions of the Credit Agreement are qualified in their entirety by reference to the full text of the Credit Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011.

Item 2.02 Results of Operations and Financial Condition.

On July 28, 2011, the Company announced its financial results for the fiscal quarter ended July 2, 2011. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1 furnished herewith) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Credit Agreement and Security Agreements is incorporated herein in its entirety.

Item 2.06 Material Impairments

During the three month period ended July 2, 2011, the Company completed its annual first phase analysis for potential impairment of its goodwill, which included examining the impact of current general economic conditions on the Company’s future prospects and the current level of the Company’s market capitalization. Based on this analysis, the Company’s management preliminarily concluded that goodwill related to its wavelength selective switches (“WSS”) reporting unit was impaired. The WSS reporting unit’s goodwill was originally recorded in connection with the Company’s acquisition of Xtellus, Inc.

On July 28, 2011, the Company’s management completed its second phase analysis of goodwill impairment, and they determined that the $20.0 million of goodwill related to its WSS reporting unit was fully impaired. Based upon its evaluation, the Company recorded $20.0 million for the goodwill impairment loss in its condensed consolidated statement of operations for the three months and fiscal year ended July 2, 2011. The impairment charge will not result in any present or future cash expenditures.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2011, the Board of Directors (the “Board”) of the Company unanimously elected Marissa Peterson to serve as a Class II director of the Company. Ms. Peterson will serve as a member of the Compensation Committee and of the Audit Committee of the Board.

There are no transactions between Ms. Peterson (or any member of her immediate family) and the Company (or any of its subsidiaries) and there is no arrangement or understanding between Ms. Peterson and any other persons or entities pursuant to which Ms. Peterson was appointed as a director of the Company.

Upon her appointment to the Board, Ms. Peterson received a pro-rated portion of the non-employee directors’ compensation. To that end, the Board granted Ms. Peterson, effective as of August 15, 2011 (the “Grant Date”) and pursuant to the Company’s Amended and Restated 2004 Incentive Stock Option Plan, an option to purchase 2,165 shares of the Company’s common stock and 1,481 shares of restricted stock. In accordance with the Company’s policy, Ms. Peterson will also be entitled to reimbursement of her expenses incurred in connection with attendance at Board and committee meetings and conferences with our senior management. Ms. Peterson will also participate in the other benefits paid to our directors as disclosed under the heading “Director Compensation” in the Company’s proxy statement filed with the Securities and Exchange Commission (“SEC”) on September 9, 2010. Ms. Peterson will also be a party to an indemnification agreement with the Company, in substantially the form filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2007.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 26, 2011, the Board adopted Amendment No. 3 to the Company’s Amended and Restated By-laws (“Amendment No. 3”), effective immediately. Amendment No. 3 was adopted in connection with the previously disclosed appointment of Joel A. Smith III as the lead independent director (“Lead Director”) of the Board and provides that: (i) in the absence of the Chairman of the Board, the Lead Director shall preside over stockholder meetings, (ii) in the absence of the Chairman of the Board, the Lead Director shall preside over Board meetings, (iii) the Lead Director shall preside over executive sessions of the Board, and (iv) the Lead Director may call special meetings of the Board.

The above description of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 3, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On July 26, 2011, the Board adopted an amended and restated Code of Business Conduct and Ethics for directors, officers, employees and contractors of the Company (the “Code”). The Code, among other things, (i) enhances the readers understanding of its provisions through plain English descriptions, as well as providing examples and factual scenarios to aid in the readers understanding of the Code, (ii) expands the coverage of the Code to include the Company’s contractors, as well as it directors, officers and employees; and (iii) enhances the description of the Company’s compliance with laws, including anti-corruption and anti-bribery laws, trade restrictions and export control laws, data privacy laws and environmental laws.

The foregoing description does not purport to be a complete description of the revisions to the Code and is qualified in its entirety by reference to the complete Code, as amended, a copy of which is publicly available on the Company’s website at www.oclaro.com under the Investors – Corporate Governance section.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amendment No. 3 to Amended and Restated By-Laws of Oclaro, Inc.
99.1	Press Release issued by the Registrant on July 28, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.

Date: July 28, 2011	By:	/s/ Jerry Turin

Jerry Turin
Chief Financial Officer

EXHIBIT LIST

Exhibit No.	Description

3.1	Amendment No. 3 to Amended and Restated By-Laws of Oclaro, Inc.
99.1	Press Release issued by the Registrant on July 28, 2011.